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                                                                     Exhibit 5.1

                                Brown & Wood llp

                              1666 K Street, N.W.
                          Washington, D.C. 20006-1208
                            telephone: 202-533-1300
                            facsimile: 202-533-1399



                                  April 9, 2001

Annaly Mortgage Management, Inc.
12 East 41st Street
Suite 700
New York, New York  10017

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by Annaly Mortgage Management, Inc., a Maryland corporation (the "Company"), of shares of its common stock, par value $0.01 per share, or shares of its preferred stock, par value $0.01 per share (collectively, the "Shares").

         In connection with rendering this opinion, we have examined the Company's Amended and Restated Articles of Incorporation, Bylaws, as amended to date, records of the Company's corporate proceedings, the Registration Statement, and such other certificates, records, and documents as considered necessary for the purposes of this opinion.

         We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any of the jurisdictions other than the laws of the United States of America and the State of Maryland.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the Registration Statement, will be duly and validly issued, fully paid, and non-assessable.

         This opinion is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus or any supplement thereto.


                                                          Very truly yours,

                                                          /s/ Brown & Wood LLP



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